AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 2013
REGISTRATION NO. 333-_____
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
QCR Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware		42-1397595
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
3551 Seventh Street Moline, Illinois 61265 (309) 743-7721
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

QCR Holdings, Inc. Amended and Restated Employee Stock Purchase Plan
QCR Holdings, Inc. 2010 Equity Incentive Plan
QCR Holdings, Inc. 2013 Equity Incentive Plan
 (Full title of the plan)

Todd A. Gipple
Executive Vice President, Chief Operating Officer and Chief Financial Officer
3551 Seventh Street
Moline, Illinois 61265
(309) 743-7745

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share
- QCR Holdings, Inc. Amended and Restated Employee Stock Purchase Plan	275,400 (2)	$16.15 (5)	$4,447,710.00	$606.67
- QCR Holdings, Inc. 2010 Equity Incentive Plan	197,124 (3)	$10.04 (6)	$1,979,124.96	$269.95
- QCR Holdings, Inc. 2013 Equity Incentive Plan	356,756 (4)	$16.15 (7)	$5,761,609.40	$785.88
Total			$12,188,444.36	$1,662.50

(1)
This Registration Statement on Form S-8 covers shares of common stock, par value $1.00 per share, of QCR Holdings, Inc. (the “Registrant”): (i) issuable pursuant to (a) the QCR Holdings, Inc. Amended and Restated Employee Stock Purchase Plan (the “ESPP”), (b) the QCR Holdings, Inc. 2010 Equity Incentive Plan (the “2010 Plan”), and (c) the QCR Holdings, Inc. 2013 Equity Incentive Plan (the “2013 Plan,” and together with the ESPP and the 2010 Plan, the “Plans”); and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares that become issuable under the Plans by reason of any future stock dividend, stock split or other similar transaction.  The 2013 Plan was approved by the Registrant’s shareholders on May 1, 2013.  The 2013 Plan replaces the 2010 Plan, and the maximum number of shares of common stock issuable under the 2013 Plan includes the number of shares remaining available for grant under the 2010 Plan and the QCR Holdings, Inc. 2008 Equity Incentive Plan, plus any shares that are covered under those plans that otherwise would become available for reuse under the respective plan due to forfeiture, expiration or cancellation.

(2)	Represents shares of common stock reserved for future issuance under the ESPP.

(3)	Represents shares of common stock reserved for future issuance under the 2010 Plan, pursuant to previously granted stock option awards. No further awards will be made under the 2010 Plan.

(4)	Represents shares of common stock reserved for future issuance under the 2013 Plan.

(5)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of $16.15, the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Market on May 2, 2013.

(6)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of $10.04 per share.

(7)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of $16.15, the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Market on May 2, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

____________________________________

* Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I have been or will be delivered to the participants in the Plans as required by Rule 428(b).  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

   The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

  (a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on March 11, 2013;

  (b)           The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed with the Commission on May 6, 2013;

  (c)           The Registrant’s Current Reports on Form 8-K filed with the Commission on January 28, 2013 (except for the information under Item 2.02 thereof), January 29, 2013, January 31, 2013 (except for the information under Item 7.01 thereof), February 14, 2013 (except for the information under Item 7.01 thereof), March 19, 2013, March 20, 2013, April 22, 2013 and May 3, 2013; and

  (d)           The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 9, 1993, including any amendments or reports filed for the purpose of updating such description.

   Each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this

Registration Statement from the date of filing of such document or report; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement.

   Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus which is a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

   Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transactions from which the director derived an improper personal benefit.

   Article IX of the Registrant’s Certificate of Incorporation, as amended, and Article VII of the Registrant’s Amended and Restated By-laws provide that the Registrant shall, to the full extent permitted by law, indemnify those persons whom the Registrant may indemnify pursuant thereto, and contain provisions substantially similar to Section 145 of the DGCL.

   The Registrant has obtained directors’ and officers’ liability insurance. The policy provides for $12.5 million in coverage including prior acts dating to the Registrant’s inception and liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

   Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

     (a)                The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moline, State of Illinois, on May 6, 2013.

QCR HOLDINGS, INC.

By:	/s/ Todd A. Gipple
Todd A. Gipple
Executive Vice President, Chief Operating Officer and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Douglas M. Hultquist and Todd A. Gipple, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ James J. Brownson	Chairman of the Board of Directors	May 6, 2013
James J. Brownson
/s/ Patrick S. Baird	Vice Chairman of the Board of Directors	May 6, 2013
Patrick S. Baird

/s/ Lindsay Y. Corby	Director	May 6, 2013
Lindsay Y. Corby

/s/ Todd A. Gipple	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Director	May 6, 2013
Todd A. Gipple

/s/ Larry J. Helling	Director	May 6, 2013
Larry J. Helling
/s/ Douglas M. Hultquist	President, Chief Executive Officer and Director	May 6, 2013
Douglas M. Hultquist

/s/ Marc C. Kilmer	Director	May 6, 2013
Marc C. Kilmer

/s/ John K. Lawson	Director	May 6, 2013
John K. Lawson

/s/ Ronald G. Peterson	Director	May 6, 2013
Ronald G. Peterson

/s/ Donna J. Sorensen	Director	May 6, 2013
Donna J. Sorensen

/s/ John D. Whitcher	Director	May 6, 2013
John D. Whitcher

/s/ Marie Z. Ziegler	Director	May 6, 2013
Marie Z. Ziegler

EXHIBIT INDEX

Exhibit Number	Description

4.1
Certificate of Incorporation of QCR Holdings, Inc. and amendments thereto, Certificate of Designations of QCR Holdings, Inc. filed on June 29, 2010 with the Delaware Secretary of State designating the preferences, limitations, voting powers and relative rights of the Series E Non-Cumulative Convertible Perpetual Preferred Stock, and Certificate of Designation of QCR Holdings, Inc. filed on September 13, 2011 with the Delaware Secretary of State designating the preferences, limitations, voting powers and relative rights of the Senior Non-Cumulative Perpetual Preferred Stock, Series F (incorporated by reference to Exhibit 3.1 of the Registrant’s Amended Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2011)

4.2	Amended and Restated Bylaws of QCR Holdings, Inc., as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed May 18, 2010)
4.3
Specimen of stock certificate representing QCR Holdings, Inc. common stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form SB-2 filed August 3, 1993 (Registration No. 33-67028))

4.4	QCR Holdings, Inc. Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed March 22, 2012)
4.5	QCR Holdings, Inc. 2010 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed March 24, 2010)
4.6	QCR Holdings, Inc. 2013 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed March 20, 2013)
5.1*	Opinion regarding legality of shares of QCR Holdings, Inc. common stock
23.1*	Consent of McGladrey LLP
23.2*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP, special counsel to QCR Holdings, Inc. (included in Exhibit 5.1)
24.1*	Power of Attorney (included in the signature page hereto)

*	Filed herewith.